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                                                                EXHIBIT 2.2

                     AMENDMENT TO STOCK PURCHASE AGREEMENT

                 This Amendment to the Stock Purchase Agreement, dated April 19, 1996, by and among Holdings, the Company and Buyer (the "Agreement"), is entered into this 27th day of June, 1996, by and among Holdings, the Company, and Clarke Cleaning Equipment Corporation, a Delaware corporation and a wholly owned subsidiary of Buyer ("Clarke").

                                R E C I T A L S:

                 WHEREAS, capitalized terms used in this Amendment, but not defined herein, shall have the respective meanings ascribed to them in the Agreement;

                 WHEREAS, Buyer, pursuant to Section 10.11 of the Agreement, has assigned its rights and delegated its obligations under the Agreement to Clarke; and

                 WHEREAS, Holdings, the Company, and Clarke desire to amend the Agreement as hereinafter set forth;

                 NOW, THEREFORE, in consideration of the foregoing and the promises hereinafter set forth, the parties hereto agree as follows:

                 1. Section 8.3(c) of the Agreement shall be amended and restated to read in its entirety as follows:

                 "Clarke and Holdings shall each file an election under Section 338(h)(10) of the Code and under any comparable provisions of state, local and foreign Law with respect to the purchase of the Shares (collectively "the Election") and the Tax Consequence of the Election. Clarke agrees to pay and to indemnify Holdings from and against (prior to the due date for making payment of such Taxes to the applicable taxing authority) the Election Tax Liability. The term "Election Tax Liability" shall mean the liability of Holdings and the Company for Taxes arising as a consequence of the Election (including interest, penalties, and costs and expenses) in taxable periods of the Company ending on or before the Closing Date; provided, however, that for purposes of Clarke's obligations hereunder, the Election Tax Liability shall not exceed $7,500,000. In

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                 addition to the foregoing, Buyer agrees to indemnify, defend and hold harmless Holdings and its affiliates and their respective directors, officers, partners, employees and agents or representatives from and against any and all Indemnifiable Losses to the extent relating to, resulting from or arising out of any Taxes due, or which become due, and payable and accrued in the Closing Net Worth Statement; provided, however, that in no event shall the total liability of Buyer for Election Tax Liability be increased by operation of the indemnity provisions of this sentence or otherwise to an amount in excess of $7,500,000."


                 2. A new Section 10.13 shall be added to the Agreement, to read in its entirety as follows:

                 "Section 10.13 Certain Obligations of Holdings. Notwithstanding any other provision of this Agreement to the contrary, Holdings shall indemnify and hold harmless Buyer, the Company and Clarke, on a dollar-for-dollar basis, for (i) all documented out-of-pocket expenses incurred by the Company and its subsidiaries in connection with the installation of Underwriters Laboratories' approved ground clamps to the body of the high temperature limit switch in Delco or private brand label hot water electric pressure washers manufactured and shipped on or prior to June 10, 1996, by Clarke Industries, Inc. ("Clarke Industries") or any of its subsidiaries, or the respective predecessor corporations of any such company, and all matters reasonably related thereto, and (ii) all Indemnifiable Losses based upon, related to or arising from (a) any product liability damage caused by any short in the housing of the high temperature limit switch of any such pressure washer which has not had such ground clamps installed, (b) Clarke Bodenreinigungsgerate GmbH, (c) the failure of Holdings to obtain the written consent of the landlord to the sublease, dated June 27, 1996, by and between Thermadyne Industries, Inc. and Clarke Industries with respect to certain premises located at 101 South Hanley Road, St. Louis, Missouri, and (d) the failure by Thermadyne Industries Limited to obtain the written consent of the landlord to




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                 the sublease of certain premises in Europa Building, Chorley
                 North Industrial Park, Chorley, England, to Clarke Cleaning Equipment (Europe) Limited. In addition, within fifteen days after June 27, 1996, Holdings shall file Sales Tax Form ST 915 with the State of Ohio Department of Taxation."

                 3. The Agreement, as amended hereinabove, shall remain in full force and effect in accordance with its terms.

                 IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be signed on its behalf by its duly authorized officers, all as of the date and year first above written.

                                             THERMADYNE HOLDINGS CORPORATION



                                             By:   /s/  James H. Tate
                                                  ------------------------------
                                                  Name: James H. Tate
                                                  Title: Senior Vice President
                                                  and Chief Financial Officer

                                             CLARKE CLEANING EQUIPMENT
                                             CORPORATION


                                             By:   /s/  Azel Lejrskov
                                                  ------------------------------
                                                  Name: Axel Lejrskov
                                                  Title: Chairman  of the Board




                                             By:   /s/  Eric Soe Rylberg
                                                  ------------------------------
                                                  Name: Eric Soe Rylberg
                                                  Title:  President


                                             CLARKE HOLDING CORPORATION


                                             By:   /s/  James H. Tate
                                                  ------------------------------
                                                  Name: James H. Tate
                                                  Title:  Senior Vice Presdident
                                                  and Chief Financial Officer




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